FIRST AMENDMENT TO THE STRATEGIC ALLIANCE AGREEMENT This First Amendment to the Strategic Alliance Agreement (this “First Amendment”) is entered into as of July 1, 2020 (the “First Amendment Effective Date”), by and between Phreesia, Inc., a Delaware corporation (“Phreesia”), and Allscripts Healthcare, LLC, a North Carolina limited liability company (“Allscripts”). Phreesia and Allscripts shall each be referred to as “Party” and collectively as “Parties.” RECITALS WHEREAS, Phreesia and Allscripts entered into that certain Strategic Alliance Agreement, dated December 10, 2015 (the “Agreement”); and WHEREAS, the Parties wish to modify the Agreement, as set forth herein. NOW, THEREFORE, in consideration of the mutual promises contained in this First Amendment, Phreesia and Allscripts hereby agree as follows: 1. Defined Terms. All capitalized words and terms used herein that are not otherwise defined herein shall have the meanings assigned to such words and terms in the Agreement, except that after the First Amendment Effective Date, the term “Agreement” shall mean the Agreement as amended by this First Amendment. 2. Amendments. 2.1. Section 2.7(c) of the Agreement, which covers exceptions to Section 5 (Exclusivity), is deleted and replaced in its entirety with the following: [intentionally left blank] 2.2. Section 5 (Exclusivity) of the Agreement is deleted and replaced in its entirety with the following: [intentionally left blank] 2.3. Section 6 (FollowMyHealth) of the Agreement is deleted and replaced in its entirety with the following: [intentionally left blank] 2.4. Section 14.6 (Right of First Offer) of the Agreement is deleted and replaced in its entirety with the following: [intentionally left blank] 2.5. Section 24.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Term. The initial term of this Agreement commenced on the Effective Date and will continue in effect until June 30, 2025 (the “Initial Term”) unless terminated earlier pursuant to Section 25.” 2.6. Section 25.1 of the Agreement is hereby deleted and replaced in its entirety with the following: Termination for Convenience. Either party may terminate this Agreement, at any time and without cause, upon one (1) year’s prior written notice to the other party. 2.7. Section 25.7(a) is deleted and replaced in its entirety with the following: (a) The expiration or termination of this Agreement will not have the effect of terminating any Customer Agreement, Merchant Agreement (or the licenses to the Installed Software or Subscription Software Services distributed thereunder) or agreement directly between Phreesia and a customer for PIMS (each a “Direct PIMS Agreement”) entered into prior to the effective date of the expiration or termination of this Agreement, provided that each of Allscripts and Phreesia will exercise their rights to prevent their respective Customer Agreements, Merchant Agreements or Direct PIMS Agreements from automatically renewing, except that for two (2) years following any such expiration or termination, any such customers may extend their Customer Agreement for up to the second anniversary of the date of such expiration or termination. The Company will continue to honor commitments made under the terms and conditions of each such Customer Agreement, Merchant Agreement or Direct PIMS Agreement, and will continue to provide Services to any such customers for the full duration of each such Customer Agreement, Merchant Agreement or Direct PIMS Agreement, and Allscripts will continue to make Unity available to Company pursuant to the Unity Fees section of Exhibit F hereto to support any such customers. Allscripts and Company will each continue to make payments to the other with respect to each such Customer Agreement and Merchant Agreement in accordance with this Agreement. 2.8. Section 27.1 is deleted and replaced in its entirety with the following: 27.1 Survival. The provisions of Sections 1, 2.5-2.7, 8.4-8.6, 8.8, 16.8, 18-25, 27, and 28 and Exhibit E (Business Associate Agreement), Exhibit F (Buy Rates and Revenue Share) and Exhibit H (Legacy Customers) will survive and continue after the expiration or termination of this Agreement indefinitely. The provisions of the Restated Developer Agreement set forth in its “Survival” provision will survive the expiration or termination of the Restated Developer Agreement or this Agreement indefinitely. The provisions of Sections 2.1(c)-(d), 2.3, 4.2, 4.3, 8.1-8.3, 8.7, 10, 11.3, and 12-17 (excluding Sections 14.4 and 17.4, each of which will survive for the duration set forth therein; and Sections 16.1 and 16.8), Exhibit C (Services) and Exhibit D (Service Level Agreement) will survive and continue after the expiration or termination of this Agreement for the full duration of any Customer Agreement. In addition, the rights and obligations of any Party which, by their nature, extend beyond the expiration or termination of this Agreement will continue in full force and effect notwithstanding the termination of this Agreement. 2

2.9. Section 28.4 is deleted and replaced in its entirety with the following: Assignment. Neither Party may assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily or involuntarily, without the other Party’s prior written consent, which will not be unreasonably withheld, conditioned, or delayed. Any assignment, delegation, or other transfer without such prior written consent will be null and void. Notwithstanding the foregoing (and subject to Section 25 and 26), either Party may at no additional cost to such Party, for any acquisition, merger, consolidation, reorganization or similar transaction, or any spin-off, sale, divestiture or other separation of all or substantially all of one or more businesses, divisions or product lines of a Party, assign this Agreement and/or the Restated Developer Agreement without the other Party’s written consent. Upon any assignment of the Restated Developer Agreement separate from this Agreement pursuant to the preceding sentence, the Restated Developer Agreement would be further restated to incorporate those terms and exhibits from the Agreement that are applicable to the Restated Developer Agreement. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns. Each Party will promptly give the other Party notice promptly following any permitted assignment of this Agreement or the Restated Developer Agreement for which it did not require the consent of the other Party. 2.10. Exhibit F Section a(i) is deleted and replaced in its entirety with the following: i. Payments for Eligibility and Benefits Services For E&B Transactions processed (1) for Sublicensed Customers through the Eligibility UI or POS Dashboard and (2) for Allscripts Practice Management or Payerpath customers that previously entered into an agreement with Allscripts for Eligibility and Benefit Services, other eligibility and benefit verification services, or POS Dashboard but converted to the Phreesia Patient Intake Management Offering, the fees payable by Allscripts to Phreesia shall be as set forth in the table immediately below beginning on the First Amendment Effective Date. There will be no fees payable by Allscripts to Phreesia for E&B Transactions processed for Allscripts Customers through the Phreesia Patient Intake Management Offering for Allscripts Customers that have not previously entered into an agreement for Eligibility and Benefit Services, other eligibility and benefit verification services, or POS Dashboard and such E&B Transactions will not count towards the volume thresholds in the table immediately below. Except for the E&B Transaction fees in the table immediately below, Phreesia will provide the Eligibility and Benefits Services and the Eligibility UI without charge. From time to time, Phreesia may charge Allscripts new third-party payer fees that such payers first charge after the First Amendment Effective Date and that Phreesia generally passes through to its eligibility and verification service customers. Phreesia shall provide Allscripts with at least 60 days advance notice before charging Allscripts for any such fee, which notice shall be accompanied by reasonably detailed supporting documentation for such fee increase. 3

Cost per E&B Transaction to Allscripts (A) $0.02 per transaction if at least 2.0 million eligibility transactions are processed with the Company for such month; or (B) $0.04 per transaction if less than 2.0 million eligibility transactions are processed with the Company for such month 2.11. Exhibit F Section (a)(ii) is deleted and replaced in its entirety with the following: ii. Payments and Pricing for POS Dashboard Allscripts will pay Company $10.00 per month for each Clinician authorized to use POS Dashboard. 2.12. Exhibit F Section (b)(i) is deleted and replaced in its entirety with the following: i. Payments and Pricing for Merchant Processing Services Merchant Processing Service rates under this Agreement will be charged to the Sublicensed Customers using Merchant Processing Services at no less than 2.49% + $0.25 per payment transaction for card present transactions and no less than 2.99% + $0.25 per transaction for card not present transactions, provided that Allscripts may decrease such pricing after consultation with and written approval from Company if it reasonably determines that such pricing is not competitive in the market for these services, provided that Company will only withhold such approval if it reasonably demonstrates that its pricing is competitive in the market for these services. Phreesia will provide credit and debit card reader hardware to Allscripts and/or Sublicensed Customers at cost. Company will pay Allscripts the revenue share percentage of Net Merchant Processing Services Revenues according to the table below: Percent Paid to Allscripts Percent Retained by Company For Allscripts Practice 5% 95% Management Customers that (1) 4 are not already contracting with or through Allscripts for merchant processing services through Allscripts Patient Payment Assurance* and (2) that first contract for PIMS Offering with initial terms beginning after the Effective Date and before the earlier of (i) the completion of the Company’s responsibilities with respect to POS Dashboard in the Integration Specification or (ii) October 1, 2016, Net Merchant Processing Services Revenues from transactions processed through PIMS will be split as follows: For Allscripts Practice 25% 75% Management Customers that (1) are already contracting with or through Allscripts for merchant processing service through Allscripts Patient Payment Assurance* or (2) first contract for PIMS with initial terms or renewal terms beginning on or after the earlier of (a) (i) the completion of the Company’s responsibilities with respect to POS Dashboard in the Integration Specification or (ii) October 1, 2016 and (b) before the First Amendment Effective Date, Net Merchant Processing Services Revenues from transactions processed through PIMS will be split as follows: For Merchant Processing 50% 50% Services not provided through PIMS for which Allscripts Customers first contract before the First Amendment Effective Date, Net Merchant Processing Services Revenues will be split as follows: 5

For Merchant Processing 60% 40% Services not provided through PIMS for which Allscripts Customers first contract on or after the First Amendment Effective Date, Net Merchant Processing Services Revenues will be split as follows: For Allscripts Practice 0% 100% Management Customers that first contract for PIMS with initial terms beginning on or after the First Amendment Effective Date, Net Merchant Processing Services Revenues from transactions processed through PIMS will be split as follows: “Net Merchant Processing Services Revenues” shall mean (A) all Merchant Processing Service revenues, including, without limitation, any commissions, rebates or similar incentive payments attributable to the Merchant Processing Services paid to Phreesia by the Member Bank, Visa, Mastercard and/or any other payment networks minus (B) Merchant Bank interchange, vendor processing fees and a Phreesia processing charge of $0.10 per transaction; provided that if any such commission, rebate or similar incentive payment is based on Company’s aggregate transactions processed, then Net Merchant Processing Services Revenues shall only include a pro rata portion of such payment equal to the percentage of the Company’s aggregate transactions attributable to the Merchant Processing Services. 2.13. Exhibit F Section b(ii) is deleted and replaced in its entirety with the following: [intentionally left blank] 2.14. Exhibit F Section (b)(iii) (Quarterly Fees for Legacy Customers) is deleted in its entirety. 2.15. Exhibit F Section b(iv) is deleted and replaced in its entirety with the following: API Call Fees. For (i) the Approved Apps as of the First Amendment Effective Date and (ii) for PIMS to the extent PIMS is subsequently deemed an Approved App for use with Allscripts’ “Sunrise” during the term of this Agreement, Phreesia shall pay to Allscripts an annual fee set forth in the table below for 6 billion API Calls per year (the “Initial Block”) to be made to Allscripts application or subscription services (collectively, the “Allscripts Products”) by Phreesia Products (excluding the POS Dashboard) in-production (i.e., 6 excluding use solely for development or testing) (each, an “API Call”) (the “API Call Fee”). Except as expressly set forth in the table below, the API Call Fee is payable quarterly in advance in four equal quarterly installments. API calls in excess of 6 billion for a year must be purchased in blocks of 1 billion API Calls (each an “Additional Block”). The fee for each Additional Block or part thereof used during the year expiring on June 30 date set forth below is $250,000 and will be invoiced by Allscripts in arrears following such date. Applicable Period Annual API Call Fee (for 6 billion API Calls for such year) July 1, 2020 through June 30, 2021 $2,000,000* July 1, 2021 – June 30, 2022 $2,100,000 July 1, 2022 – June 30, 2023 $2,200,000 July 1, 2023 – June 30, 2024 $2,300,000 July 1, 2024 – June 30, 2025 $2,400,000 * Notwithstanding the preceding API Calls Fees provision, this amount shall be payable in one lump sum on or before June 30, 2020. Fees for Certification Testing. The fee for Allscripts to test a Phreesia Product to determine whether it may be designated an Approved App (as defined in Exhibit G) is $3,500. For FHIR-only Phreesia Products, Allscripts will test the Phreesia Product with Allscripts’ “Sunrise”, “Touchworks” and “Pro” products for such fee. For Unity Phreesia Products, testing for each of the “Sunrise”, “Touchworks”, “Pro” and “Practice Management” products will bear a separate $3,500 fee. When bundled with “Touchworks” or “Pro”, “Practice Management” does not bear its own fee in addition to the “Touchworks” or “Pro” fee. Allscripts may invoice for certification testing fees upon Phreesia’s submission of the relevant Phreesia Product to Allscripts. If new API calls are added to an Approved App, Phreesia shall re-submit such Approved App to Allscripts for re-testing, and Allscripts may invoice Phreesia for another testing fee in the amount of $2,800. For the avoidance of doubt, no additional fee is due for either (a) re-testing of an Approved App that is modified to address a bug in either the Approved App or the Associated Allscripts Software (as defined in Exhibit G) or (b) continued testing of a Phreesia Product that is modified and re-submitted to Allscripts per Allscripts’ instructions during the testing process described in Article 2 of Exhibit G. Invoicing and Payment. The payment terms and invoicing for API Call Fees and Certification Testing shall be as set forth in Section 17.3 of the Agreement. For the avoidance of doubt, no Client or other third party shall thereafter have any license from Allscripts with respect thereto. For the avoidance of doubt and notwithstanding anything to the contrary herein, Allscripts hereby agrees that no API Call Fees or testing fees described above in this Section b(iv) shall be applicable for the POS Dashboard. 7

3. Miscellaneous. 3.1.The Agreement, as amended by this First Amendment, is the entire agreement between the Parties with respect to its subject matter. It merges all prior and contemporaneous communications concerning its subject matter. In the event of any conflicts between this First Amendment and the remainder of the Agreement, this First Amendment shall control. All provisions of the Agreement, except as modified by this First Amendment, remain in full force and effect and are reaffirmed. In addition, all fees or charges accrued or invoiced prior to the First Amendment Effective Date shall continue to be due and payable according to the terms of the Agreement in effect prior to the First Amendment Effective Date. 3.2.This First Amendment may be executed in electronic format and in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. [Signature Page Follows] 8

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the First Amendment Effective Date. Allscripts Health Care, LLC Phreesia, Inc. By: ______________________ By: ______________________ Thomas Altier Name: ____________________ Name: ____________________ CFO Title: _____________________ Title: _____________________ 6/9/2020 Date: _____________________ Date: _____________________ Signature Page to First Amendment to Strategic Alliance Agreement

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Envelope Id: D627D95F3D1F4FDC874073BE81D23650		Status: Completed
Subject: Please DocuSign: First Amendment to Phreesia-Allscripts Agmt (Execution).pdf		
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Document Pages: 9	Signatures: 1	Envelope Originator:
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Status: Original 6/9/2020 7:52:45 PM	Holder: Thomas Altier taltier@phreesia.com	Location: DocuSign

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Thomas Altier taltier@phreesia.com CFO Phreesia Security Level: Email, Account Authentication (None) Electronic Record and Signature Disclosure: Not Offered via DocuSign	DocuSigned by: Thomas Altier 872BBB7317A1463... Signature Adoption: Pre-selected Style Using IP Address: 73.198.193.72	Sent: 6/9/2020 7:53:08 PM Viewed: 6/9/2020 7:53:13 PM Signed: 6/9/2020 7:54:47 PM Freeform Signing

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Thomas Altier taltier@phreesia.com CFO Phreesia Security Level: Email, Account Authentication (None) Electronic Record and Signature Disclosure: Not Offered via DocuSign	COPIED	Sent: 6/9/2020 7:54:47 PM

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